                                  SCHEDULE 14A
                                 (Rule 14a-101)


                     INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION
           Proxy statement pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant    /X/

Filed by a party other than the Registrant  / /


Check the appropriate box:


/ /  Preliminary Proxy Statement                                 / /  Confidential, For Use of the Commission
                                                                      Only (as permitted by Rule 14a-6(e)(2))

/ /  Definitive Proxy Statement

/ /  Definitive Additional Materials

/X/  Soliciting Material Pursuant to Rule 14a-12

                        BURNHAM PACIFIC PROPERTIES, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         /X/   No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         (1)   Title of each class of securities to which transaction applies:

         (2)   Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)   Proposed maximum aggregate value of transaction:

         (5)   Total fee paid:

         / /   Fee paid previously with preliminary materials:

         / /   Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

         (1)   Amount Previously paid:

         (2)   Form, Schedule or Registration Statement No.:

         (3)   Filing Party:

         (4)   Date Filed:

                BURNHAM PACIFIC ANNOUNCES DATE OF ANNUAL MEETING
                 AND COMMENCEMENT OF SOLICITATION OF STOCKHOLDER
                        APPROVAL FOR PLAN OF LIQUIDATION


SAN DIEGO, November 29, 2000 - Burnham Pacific Properties, Inc. (NYSE:BPP) today announced that it has scheduled its 2000 Annual Meeting of Stockholders to be held on December 15, 2000. At the Annual Meeting, the stockholders of the Company will vote on the Company's Plan of Complete Liquidation and Dissolution and the election of Directors. The Company is mailing its proxy statement with respect to the Annual Meeting to its stockholders this week.

The proxy statement discloses that Burnham Pacific currently expects to make liquidating distributions totaling between $6.00 and $7.50 per share of its common stock, exclusive of quarterly dividends, if any, which may be made from time to time. No assurances, however, can be given as to the actual amount and timing of such distributions, which may be made over a substantial period of time. The amounts distributed will vary depending on the values received for the Company's properties, the timing of the sales of such properties, the cost and expenses related to such sales, the cost of improvements to be made to certain of the properties, and the timing and rental rates received by the Company under leases it expects to sign in the future.

Burnham Pacific is a real estate investment trust (REIT) that focuses on value-added retail real estate opportunities throughout the United States. The Company makes available on a quarterly basis supplemental information that includes property and corporate level detail which is available upon request. More information on Burnham Pacific may be found on the Company's web site at http://www.burnhampacific.com or by calling 800-462-5181.

This press release contains forward-looking statements that predict or indicate future events or trends or that do not relate to historical matters. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the following: we may be unsuccessful in implementing our liquidation strategy; we may not be able to complete the liquidation in a timely manner or realize proceeds from the sales of assets in amounts that will enable us to provide currently anticipated liquidating distributions to our stockholders; we have approximately $217.4 million of outstanding indebtedness which has matured or is scheduled to mature by March 31, 2001, and we may be unable to refinance, replace or extend any or all of this indebtedness on terms that are as favorable to the Company as those currently in effect, or at all; and occupancy rates and market rents may be adversely affected by economic and market conditions which are beyond our control, including imbalances in supply and demand for retail shopping center space and the financial condition of our tenants.

                   ADDITIONAL INFORMATION AND WHERE TO FIND IT

Burnham Pacific Properties, Inc. has filed a definitive proxy statement that is publicly available to its stockholders. Burnham Pacific plans to mail the proxy statement to its stockholders on or about November 29, 2000. Investors and security holders of Burnham Pacific are advised to read the proxy statement carefully because it contains important information about the plan of liquidation and the election of Directors, the persons soliciting proxies and their interests in the liquidation and the election of Directors, and related matters. Investors and security holders may obtain free copies of the proxy statement and other documents filed by Burnham Pacific at the Securities and Exchange Commission's website at http://www.sec.gov.

Free copies of the proxy statement are also available from Burnham Pacific by directing such requests to the attention of Mr. Daniel B. Platt, Chief Financial Officer, Burnham Pacific Properties, Inc., 110 West A Street, San Diego, California 92101, telephone (619) 652-4700.

                       INFORMATION CONCERNING PARTICIPANTS

Burnham, its directors, executive officers and certain other members of management and employees may solicit proxies from Burnham stockholders in favor of the plan of liquidation and the election of Directors. As of the date of this press release, the officers and directors of Burnham each beneficially own less than 1% of the outstanding common stock of Burnham, other than Malin Burnham who beneficially owns approximately 1.7% and Jay L. Schottenstein and Michael L. Ashner who beneficially own as a "group" approximately 9.8%.

                                    -- END --